EXHIBIT 3.93
ARTICLES OF INCORPORATION
OF
PSYCHMANAGEMENT GROUP, INC.
     The undersigned acting as incorporators of a corporation under West Virginia Code §31-___-27, adopt the following Articles of Incorporation for such corporation, FILED IN DUPLICATE.
     1. The undersigned agree to become a corporation by the name of PsychManagement Group, Inc.
     2. The address of the principal office of the corporation will be located in Cabell County, West Virginia, and the mailing address of the corporation shall be 1230 Sixth Avenue, Huntington, West Virginia 25701.
     3. This purpose or purposes for which this corporation is formed are as follows:
     To engage in the transaction of any or all lawful business for which corporations may be incorporated under Section 31, Article 1, Chapter 31 of the Code of West Virginia; and to carry on any business not contrary to the laws of the State of West Virginia and to have and exercise all the rights and privileges conferred by the laws of the State of West Virginia upon corporations formed under such laws and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do.
     4. Provisions for the regulation of the internal affairs of the corporation are:
          A. The corporation shall indemnify each member of the Board and each officer of the corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by, or in the right of, the corporation), by reason of the fact that he is or was a Board member, officer or agent to the corporation or is or was serving at the request of the corporation as a Board member, officer or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise.
          B. The indemnification shall be against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed, to, the best interests of the corporation.

          C. No indemnification shall be made to any claim, issue or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses that such court shall deem proper. Indemnify with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.
          D. The amount paid to any Board member, officer or agent of the corporation by way of indemnification shall not exceed the actual, reasonable and necessary expense incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to, but not exclusive of, any other right to which such Board member, officer or agent of the corporation may otherwise be entitled by law.
     5. The amount of total authorized capital stock of the corporation shall be 1,000 shares, which shall be divided into 1,000 shares of stock with par value of one dollar ($1.00) per share.
     6. The existence of the corporation is to be perpetual.
     7. The person to whom notice or process may be sent is Scott C. Stamm, 1230 Sixth Avenue, Huntington, West Virginia, 25701.
     8. The full name and address of the incorporator is:

NAME	ADDRESS
J. Thomas Clark	P.O. Box 1746
Charleston, WV 25326-1746
     9. The number of directors constituting the initial board of directors of the corporation is two and the name and address of the persons who shall serve as director until the first annual meeting of shareholders or until their successor is elected and shall qualify is:

NAME	ADDRESS
Scott C. Stamm	1230 Sixth Avenue
Huntington, WV 25701

Patrick D. Burrows	1230 Sixth Avenue
Huntington, WV 25701
     10. The shareholders of the corporation shall have no preemptive rights.

     THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, do hereby make and file these Articles of Incorporation, and have accordingly hereto set their hands this 5th day of September, 2000.

/s/ J. Thomas Clark
J. Thomas Clark

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